Exhibit 99.5

Exhibit B

Form of Lock-Up Letter

EP Energy Corporation

1001 Louisiana Street

Houston, Texas 77002

Credit Suisse Securities (USA) LLC

As representative of the Several Underwriters,

Eleven Madison Avenue,

New York, N.Y. 10010-3629

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which an offering will be made that is intended to result in the establishment of a public market for the Class A common stock, par value $0.01 per share (the “Securities”), of EP Energy Corporation, and any successor (by merger or otherwise) thereto, (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”). In addition, the undersigned agrees that, without the prior written consent of Credit Suisse, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 180 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse waives, in writing, such extension.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

Any Securities received upon exercise of options or other securities of the Company granted to the undersigned will also be subject to this Lock-Up Agreement. Any Securities acquired by the undersigned in the open market will not be subject to this Lock-Up Agreement; provided that with respect to any sale or other disposition of such Securities, no filing under the Securities Exchange Act of 1934 (the “Exchange Act”) (other than on Form 5) or other public announcement shall be required or shall be voluntarily made by any party in connection with subsequent sales of such Securities acquired in such open market transactions during the Lock-Up Period. Additionally, the restrictions in this Lock-Up Agreement shall not apply to (a) any sale of shares of Securities acquired by the undersigned in the open market following the Public Offering Date, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such subsequent sales of Securities acquired in the open market, (b) any exercise of options or vesting or exercise of any other equity-based award, in each case, outstanding on the Public Offering Date, and in each case under the Company’s equity incentive plan or any other plan or agreement described in the prospectus included in the Registration Statement, provided that any Securities received upon such exercise or vesting will also be subject to this Lock-Up Agreement, (c) the entering into a written trading plan designed to comply with Rule 10b5-1 of the Exchange Act, provided that no sales are made pursuant to such trading plan during the Lock-Up Period, provided that no filing or public announcement by any party under the Exchange Act or otherwise shall be required (or shall be voluntarily made in connection with such trading plan), (d) transfers as a bona fide gift or gifts, (e) transfers to a family member, trust, family limited partnership or family limited liability company for the direct or indirect benefit of the undersigned or his or her family members, (f) transfers by testate or intestate succession or (g) if the undersigned is a partnership, limited liability company or a corporation, transfers to its limited partners, members or stockholders as part of a distribution, or to any corporation, partnership or other entity that is its affiliate, provided that in each transfer pursuant to clauses (d)-(g) the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer, such transfer shall not involve a disposition for value and no filing or public announcement by any party (donor, donee, transferor or transferee) under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 4 or Form 5).

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this LockUp Agreement.

If the undersigned is an officer or director of the Company, (i) Credit Suisse agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Securities, Credit Suisse will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Credit Suisse hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

It is understood that if the Underwriting Agreement is executed yet terminates (other than the provisions thereof that survive termination) prior to payment for and delivery of the Offered Securities, the undersigned shall be released from all obligations under this Lock-Up Agreement. Further, this Lock-Up Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before July 31, 2014. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

TEXAS OIL & GAS HOLDINGS LLC

By: Access Industries Management, LLC, manager

/s/ Peter L. Thoren
By:	Peter L. Thoren, Executive Vice President

/s/ Alejandro Moreno
By:	Alejandro Moreno, Executive Vice President